Exhibit 99.1

American Software Reports First Quarter of Fiscal Year 2024 Results

Subscription Fee Growth of 14% and Adjusted EBITDA Margin of 13% in Q1

ATLANTA--(BUSINESS WIRE)--August 24, 2023--American Software, Inc. (NASDAQ: AMSWA) today reported preliminary financial results for the first quarter of fiscal year 2024.

Key first Quarter Financial Highlights:

  Subscription fees were $13.8 million for the quarter ended July 31, 2023, a 14% increase compared to $12.1 million for the same period last year.
  Total revenues for the quarter ended July 31, 2023 decreased 7% to $29.2 million, compared to $31.3 million for the same period of the prior year, principally due to a decline in services and maintenance fee revenue.
  Recurring revenue streams for Maintenance and Cloud Subscriptions were $21.9 million or 75% of total revenues in the quarter ended July 31, 2023 compared to $21.0 million or 67% of total revenues in the same period of the prior year.
  Maintenance revenues for the quarter ended July 31, 2023 decreased 8% to $8.2 million compared to $8.9 million for the same period last year.
  Professional services and other revenues for the quarter ended July 31, 2023 decreased 31% to $7.0 million for the quarter ended July 31, 2023 compared to $10.0 million for the same period last year. The decline was primarily driven by a 28% decrease in non-core project revenue in our IT Consulting business unit and a 33% decrease to $3.5 million in professional services revenues, when compared to $5.2 million in the same period last year in our Supply Chain business due to lower project work and outsourcing of some services to partners.
  Software license revenues were $0.3 million for the quarter ended July 31, 2023 compared to $0.3 million in the same period last year.
  Operating earnings for the quarter ended July 31, 2023 were $1.6 million compared to $2.6 million for the same period last year.
  GAAP net earnings for the quarter ended July 31, 2023 were $2.8 million or $0.08 per fully diluted share compared to $2.1 million or $0.06 per fully diluted share for the same period last year.
  Adjusted net earnings for the quarter ended July 31, 2023, which excludes non-cash stock-based compensation expense and amortization of acquisition-related intangibles, were $4.2 million or $0.12 per fully diluted share compared to $3.3 million or $0.10 per fully diluted share for the same period last year.
  EBITDA was $2.3 million for the quarter ended July 31, 2023 compared to $3.3 million for the same period last year.
  Adjusted EBITDA was $3.9 million for the quarter ended July 31, 2023 compared to $4.6 million for the same period last year. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation expense.

Key First Quarter of Fiscal Year 2024 highlights:

Clients & Channels

  Notable new and existing customers placing orders with the Company in the first quarter include: Canada Goose, Inc., Hasbro, Inc. Mitsubishi Electric Trane HVAC US, Inc., Niagara Bottling, Inc., Pharmacare, Inc., Terex, Inc. and Under Armor, Inc.
  During the quarter, SaaS subscription and software license agreements were signed with customers located in the following six countries: Australia, Brazil, France, the Netherlands, the United Kingdom and the United States.

Company & Technology

  In May, Logility introduced new functionality to advance our SaaS Capabilities with Enhancements to Supply Chain ESG Management. With the growth of Environmental, Social, and Governance (ESG) initiatives each year, more companies are beginning to track the impact of their supply chain ecosystem. Ensuring vendors and suppliers also make a responsible impact is vital to corporate success. This release introduces the ability to optimize network design for Scope 3 emissions, new supplier scorecards, and product traceability and compliance features, as well as offer better risk avoidance and management, which allows clients to balance sustainability with profitability.
  In July, Logility announced that it has successfully completed its fifth annual System and Organization Controls (SOC) 2 Type II audit for the period from March 2022 to February 2023. The audit report validates that Logility’s cloud-based solution meets Logility’s standards for security and reliability and is one part of our larger program to ensure and enhance our security posture continually.

The overall financial condition of the Company remains strong, with cash and investments of approximately $115.3 million. During the first quarter of fiscal year 2024, the Company paid shareholder dividends of approximately $3.7 million.

“Amid ongoing economic uncertainty, we delivered results consistent with our expectations and remain on track to achieve our initial outlook for FY ‘24,” said Allan Dow, CEO and President of American Software. “As we believe our stock is significantly undervalued, we plan to opportunistically repurchase shares against our existing buyback authorization. We are also undertaking several strategic actions that we believe will create significant value for our shareholders.”

Fiscal Year 2024 Financial Outlook

  Total revenues of $120.0 million to $126.0 million, including total recurring revenues of $88.0 million to $92.0 million.
  Adjusted EBITDA of $19.0 million to $21.0 million.

About American Software, Inc.

Atlanta-based American Software, Inc. (NASDAQ: AMSWA), through its operating entity Logility delivers an innovative AI-powered platform that enables enterprises to accelerate their digital supply chain transformation from product concept to client availability via the Logility® Digital Supply Chain Platform, a single platform spanning Product, Demand, Inventory, Supply, Sourcing, Deploy, Corporate Responsibility Environment, Social and Governance (ESG) and Network Optimization aligned with Integrated Business Planning.

Serving clients such as Big Lots, Bunzl Australasia, Carter’s, Destination XL, Glen Raven, Hostess, Husqvarna Group, Jockey International, Johnson Controls, Parker Hannifin, Red Wing Shoe Company, Spanx and Taylor Farms; our solutions are marketed and sold through a direct sales team as well as an indirect global value-added reseller (“VAR”) distribution network.

Fueled by supply chain master data, allowing for the automation of critical business processes through the application of artificial intelligence and machine learning algorithms to a variety of internal and external data streams, the comprehensive Logility portfolio delivered in the cloud includes advanced analytics , supply chain visibility, demand, inventory and replenishment planning, Sales and Operations Planning (S&OP), Integrated Business Planning (IBP), supply and inventory optimization, manufacturing planning and scheduling, network design and optimization (NDO), retail merchandise and assortment planning and allocation, product lifecycle management (PLM), sourcing management, vendor quality and compliance, and product traceability. For more information about Logility, please visit www.logility.com. Logility is a wholly-owned subsidiary and operating entity for American Software, Inc.. You can learn more about American Software at www.amsoftware.com, or by calling (404) 364-7615 or emailing kliu@amsoftware.com.

Operating and Non-GAAP Financial Measures

American Software, Inc. (“the Company”) includes non-GAAP financial measures (EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share) in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP-compliant financial information and may be different from the operating or non-GAAP financial information used by other companies. The Company believes that this presentation of EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, and income tax expense. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation expense.

Forward Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results or performance to differ materially from what is anticipated by statements made herein. These factors include, but are not limited to, continuing U.S. and global economic uncertainty and the timing and degree of business recovery; the irregular pattern of the Company’s revenues; dependence on particular market segments or customers; competitive pressures; market acceptance of the Company’s products and services; technological complexity; undetected software errors; potential product liability or warranty claims; risks associated with new product development; the challenges and risks associated with integration of acquired product lines, companies and services; uncertainty about the viability and effectiveness of strategic alliances; the Company’s ability to satisfy in a timely manner all Securities and Exchange Commission (SEC) required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; as well as a number of other risk factors that could affect the Company’s future performance. For further information about risks the Company could experience as well as other information, please refer to the Company’s current Form 10-K and other reports and documents subsequently filed with the SEC. For more information, contact: Kevin Liu, American Software, Inc., (626) 657-0013 or email kliu@amsoftware.com.

Logility® is a registered trademark of Logility, Inc. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data, unaudited)

	First Quarter Ended
	July 31,
	2023	2022	Pct Chg.
Revenues:
Subscription fees	$13,764	$12,062	14%
License fees	289	320	(10%)
Professional services & other	6,952	10,009	(31%)
Maintenance	8,163	8,905	(8%)
Total Revenues	29,168	31,296	(7%)

Cost of Revenues:
Subscription services	4,217	3,618	17%
License fees	72	89	(19%)
Professional services & other	5,608	7,304	(23%)
Maintenance	1,695	1,573	8%
Total Cost of Revenues	11,592	12,584	(8%)

Gross Margin	17,576	18,712	(6%)

Operating expenses:
Research and development	4,249	4,454	(5%)
Sales and marketing	6,148	5,912	4%
General and administrative	5,587	5,765	(3%)
Amortization of acquisition-related intangibles	25	24	4%

Total Operating Expenses	16,009	16,155	(1%)

Operating Earnings	1,567	2,557	(39%)

Interest Income & Other, Net	1,887	119	1486%
Earnings Before Income Taxes	3,454	2,676	29%
Income Tax Expense	706	543	30%
Net Earnings	$2,748	$2,133	29%
Earnings per common share: (1)
Basic	$0.08	$0.06	33%
Diluted	$0.08	$0.06	33%

Weighted average number of common shares outstanding:
Basic	34,155	33,656
Diluted	34,160	34,007

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AMERICAN SOFTWARE, INC.
NON-GAAP MEASURES OF PERFORMANCE
(In thousands, except per share data, unaudited)

	First Quarter Ended
	July 31,
	2023	2022	Pct Chg.
NON-GAAP Operating Earnings:
Operating Earnings (GAAP Basis)	$1,567	$2,557	(39%)
Amortization of acquisition-related intangibles	233	99	135%
Stock-based compensation	1,553	1,306	19%
NON-GAAP Operating Earnings:	3,353	3,962	(15%)

Non-GAAP Operating Earnings, as a % of revenue	11%	13%

	First Quarter Ended
	July 31,
	2023	2022	Pct Chg.
NON-GAAP EBITDA:
Net Earnings (GAAP Basis)	$2,748	$2,133	29%
Income Tax Expense	706	543	30%
Interest Income & Other, Net	(1,887)	(119)	1486%
Amortization of intangibles	371	556	(33%)
Depreciation	360	212	70%
EBITDA (earnings before interest, taxes, depreciation and amortization)	2,298	3,325	(31%)

Stock-based compensation	1,553	1,306	19%
Adjusted EBITDA	$3,851	$4,631	(17%)

EBITDA, as a percentage of revenues	8%	11%

Adjusted EBITDA, as a percentage of revenues	13%	15%

	First Quarter Ended
	July 31,
	2023	2022	Pct Chg.
NON-GAAP EARNINGS PER SHARE:
Net Earnings (GAAP Basis)	$2,748	$2,133	29%
Amortization of acquisition-related intangibles (2)	185	79	134%
Stock-based compensation (2)	1,236	1,041	19%
Adjusted Net Earnings	$4,169	$3,253	28%

Adjusted non-GAAP diluted earnings per share	$0.12	$0.10	20%

	First Quarter Ended
	July 31,
	2023	2022	Pct Chg.
NON-GAAP Earnings Per Share
Net Earnings (GAAP Basis)	$0.08	$0.06	33%
Amortization of acquisition-related intangibles (2)	-	-	-
Stock-based compensation (2)	$0.04	0.04	0%
Adjusted Net Earnings	$0.12	$0.10	20%

	First Quarter Ended
	July 31,
	2023	2022	Pct Chg.
Amortization of acquisition-related intangibles
Cost of Subscription Services	$208	$75	-
Operating expenses	25	24	4%
Total amortization of acquisition-related intangibles	$233	$99	135%

Stock-based compensation
Cost of revenues	$78	$41	90%
Research and development	173	149	16%
Sales and marketing	347	218	59%
General and administrative	955	898	6%
Total stock-based compensation	$1,553	$1,306	19%

(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A and Class B shares under the two-class method are $0.08 and $0.06 for the three months ended July 31, 2023 and 2022, respectively.

(2) - Tax affected using the effective tax rate excluding a discrete item related to excess tax benefit for stock options for the three month period ended July 31, 2023 of 20.4%. Tax affected using the effective tax rate excluding a discrete item related to excess tax benefit for stock options for the three month period ended July 31, 2022 of 20.3%.
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AMERICAN SOFTWARE, INC.
Consolidated Balance Sheet Information
(In thousands)
(Unaudited)
	July 31,	April 30,
	2023	2023

Cash and Cash Equivalents	$93,887	$90,696
Short-term Investments	20,957	23,451
Accounts Receivable:
Billed	21,220	25,405
Unbilled	2,817	2,604
Total Accounts Receivable, net	24,037	28,009
Prepaids & Other	5,825	7,833
Current Assets	144,706	149,989

Investments - Non-current	485	486

PP&E, net	6,551	6,444
Capitalized Software, net	253	391
Goodwill	29,558	29,558
Other Intangibles, net	1,910	2,143
Other Non-current Assets	7,120	6,609
Total Assets	$190,583	$195,620

Accounts Payable	$1,532	$2,142
Accrued Compensation and Related costs	2,461	4,268
Dividend Payable	3,758	3,756
Other Current Liabilities	2,639	2,708
Deferred Revenues - Current	39,797	43,124
Current Liabilities	50,187	55,998

Other Long-term Liabilities	271	288

Total Liabilities	50,458	56,286

Shareholders' Equity	140,125	139,334

Total Liabilities & Shareholders' Equity	$190,583	$195,620

AMERICAN SOFTWARE, INC.
Condensed Consolidated Cashflow Information
(In thousands)
(Unaudited)

	Three Months Ended
	July 31,
	2023	2022

Net cash provided by operating activities	$7,168	$(1,518)

Purchases of property and equipment, net of disposals	(467)	(1,572)
Purchase of business, net of cash acquired	-	(6,500)

Net cash used in investing activities	(467)	(8,072)

Dividends paid	(3,756)	(3,693)
Proceeds from exercise of stock options	246	471

Net cash used in financing activities	(3,510)	(3,222)

Net change in cash and cash equivalents	3,191	(12,812)
Cash and cash equivalents at beginning of period	90,696	110,690

Cash and cash equivalents at end of period	$93,887	$97,878

Contacts

Financial Information Press Contact:
Vincent C. Klinges
Chief Financial Officer
American Software, Inc.
(404) 264-5477